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                                                                       EXHIBIT 5

October 23, 1998

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Dear Sirs:

I am acting as counsel for Norwest Financial, Inc., an Iowa corporation (the "Company"), in connection with the filing of a registration statement on Form S-3 under the Securities Act of 1933, as amended, for the registration of, and the proposed issuance from time to time by the Company, of up to $2,000,000,000 aggregate principal amount of its senior debt securities (the "Senior Debt Securities") or senior subordinated debt securities (the "Senior Subordinated Debt Securities") (the Senior Debt Securities and the Senior Subordinated Debt Securities being hereinafter called, collectively, the "Debt Securities"), in one or more separate series pursuant to Rule 415. The Debt Securities are to be issued under an indenture dated as of May 1, 1986, as amended and supplemented by a first supplemental indenture dated as of February 15, 1991, between the Company and The Chase Manhattan Bank (as successor by way of merger to The Chase Manhattan Bank (National Association)), as trustee in the case of Senior Debt Securities (said indenture as amended by said first supplemental indenture being hereinafter called the "Senior Indenture"), or an indenture dated as of May 1, 1986, as amended and supplemented by a first supplemental indenture dated as of February 15, 1991, between the Company and Harris Trust and Savings Bank, as trustee in the case of Senior Subordinated Debt Securities (said indenture as amended by said first supplemental indenture being hereinafter called the "Senior Subordinated Indenture").

I have examined such documents, corporate records and other instruments as I have deemed necessary for the purpose of this opinion.

Based on the foregoing, I am of the opinion that:

     (i) The Senior Indenture has been duly authorized, executed and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company in accordance with its terms.

     (ii) The Senior Subordinated Indenture has been duly authorized, executed and delivered by the Company, and constitutes a legal, valid, and binding obligation of the Company in accordance with its terms.

     (iii) When the issuance of the Debt Securities has been duly authorized by appropriate corporate action and such Debt Securities have been duly executed on behalf of the Company, authenticated, issued, sold and delivered in accordance with the Senior Indenture or the Senior Subordinated Indenture, as appropriate, and the Registration Statement, including the Prospectus contained therein as supplemented by the Prospectus Supplement relating to such Debt Securities, they will be legally issued and will constitute legal, valid and binding obligations of the Company in accordance with their respective terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally from time to time in effect) and will be entitled to the benefits of such Senior Indenture or Senior Subordinated Indenture, as appropriate.
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     (iv)  The Debt Securities will, when sold, be legally issued, fully paid and non-assessable.

I hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement and to the reference to me under the heading "Legal Opinions" in the Registration Statement and the Prospectus forming a part thereof.

                                          Very truly yours,

                                          /s/ STEVE R. WAGNER
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                                          Steve R. Wagner
                                          Assistant General Counsel